EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 210 to Registration Statement No. 002-22019 on Form N-1A of our reports dated April 20, 2018, relating to the financial statements and financial highlights of Eaton Vance Focused Growth Opportunities Fund and Eaton Vance Focused Value Opportunities Fund, certain of the funds constituting Eaton Vance Growth Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended February 28, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 27, 2018